Exhibit 99.1

Keryx Biopharmaceuticals Announces First Quarter 2015 Financial Results

Keryx to Host Conference Call Today at 8:00 am ET

BOSTON and NEW YORK, May 4, 2015 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative therapies to market for patients with renal disease (the “Company” or “Keryx”), today announced its financial results for the first quarter ended March 31, 2015.

“With the first full quarter of launch behind us, we have made great progress in securing formulary wins for Auryxia™ (ferric citrate), which is a critical catalyst for future success,” said Greg Madison, Chief Executive Officer of Keryx. “Today, I am pleased to report that over the past two months, we have achieved two additional Medicare Part D formulary wins, with approvals now at 8 of the top 15 Part D plans, we have made significant progress since launch and are advancing towards our goal of 80% unrestricted access.”

First Quarter 2015 Business Highlights

•	For the quarter ended March 31, 2015, Keryx reported total revenue of approximately $1.2 million, including net U.S. Auryxia product revenue and license revenue associated with royalties received on sales of Riona® (ferric citrate) in Japan. The Company recognized U.S. product sales based on 1,218 prescriptions filled for Auryxia during the quarter, based on data received from IMS Health and specialty pharmacies that don’t report data to IMS, including Davita Rx and Fresenius Rx.

•	In January 2015, Keryx completed an underwritten public offering of common stock, which provided proceeds to the Company of approximately $118.3 million, net of underwriting discounts and offering expenses. Keryx ended the first quarter with $168.8 million in cash and cash equivalents. Additionally, the Company ended the first quarter with approximately $27.2 million of inventory on its consolidated balance sheet, primarily consisting of Auryxia active pharmaceutical ingredient.

•	The Company is seeking to expand the indication for Auryxia to include the treatment of iron deficiency anemia in patients with stages 3 – 5 non-dialysis dependent chronic kidney disease (CKD), who have previously not responded to oral iron therapy. Keryx initiated a phase 3 study for this target indication in September 2014 and this study is now more than 70% enrolled. This placebo controlled study is expected to enroll 230 patients and will evaluate changes in hemoglobin as the primary endpoint. The Company is on track to complete the study by the end of 2015. If this study is successful, Keryx intends to file a supplemental new drug application with the FDA seeking label expansion of Auryxia.

•	The European review of the marketing authorization application (MAA), seeking regulatory approval of Auryxia as a treatment for hyperphosphatemia in patients with CKD, including dialysis- and non-dialysis-dependent CKD, is ongoing. In January, the Company responded to the European Medicine Agency’s (EMA) 120-day questions. In April, Keryx requested a 2-month extension to provide adequate time to respond to the final questions from the EMA and expects a mid-2015 opinion from the Committee for Medicinal Products for Human Use (CHMP) and subsequent regulatory approval from the EMA.

First Quarter Ended March 31, 2015 Financial Results

At March 31, 2015, the Company had cash and cash equivalents of $168.8 million. In January 2015, the Company completed an underwritten public offering of common stock, which provided proceeds to the Company of approximately $118.3 million, net of underwriting discounts and offering expenses of approximately $8.2 million.

The net loss for the first quarter ended March 31, 2015 was $27.7 million, or $0.28 per share, compared to a net loss of $13.5 million, or $0.15 per share, for the comparable quarter in 2014, representing an increase in net loss of $14.2 million. In the first quarter ended March 31, 2015, the Company recognized total revenue of approximately $1.2 million, which included net U.S. Auryxia product revenue of $422,000 and license revenue of $753,000 associated with royalties received on ferric citrate sales in Japan. The first quarter ended March 31, 2014 included $10.0 million of license revenue related to a non-refundable milestone payment for the achievement of marketing approval in Japan by our partner, Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd (JT and Torii). The net loss for the first quarter ended March 31, 2015 included $4.3 million of stock-based compensation related to the recording of the fair value of equity awards granted.

For the first quarter ended March 31, 2015, research and development expenses decreased by $6.8 million to $9.6 million, as compared to $16.4 million for the three months ended March 31, 2014. The change was due to a $2.9 million decrease in regulatory and clinical study expenses related to Auryxia and a $3.8 million decrease in expenses related to the manufacturing of Auryxia, which were expensed in the comparable period in 2014 and primarily capitalized as inventory following the approval of Auryxia in September 2014. The three months ended March 31, 2015 included $2.0 million of expenses for medical affairs activities, as the medical affairs group will increasingly be supporting additional research and development of Auryxia in the post-approval setting and, therefore, the associated costs are included in research and development expenses as of January 2015. The three months ended March 31, 2014, included a $2.0 million one-time milestone payment to the licensor of Auryxia for JT and Torii’s achievement of the Japanese marketing approval milestone in January 2014.

For the first quarter ended March 31, 2015, selling, general and administrative expenses increased by $11.6 million to $18.9 million, as compared to $7.3 million for the three months ended March 31, 2014. The increase was primarily related to a $10.2 million increase in commercial activities and associated personnel costs related to the commercialization of Auryxia, which included a $1.7 million increase in associated stock-based compensation expense related to the recording of the fair value of equity awards granted.

Conference Call Information

Keryx will host an investor conference call today, Monday, May 4, 2015, at 8:00 a.m. ET to discuss financial results for the first quarter 2015 and provide an update on the Auryxia launch. In order to participate in the conference call, please call 1-(888) 396-2320 (U.S.), 1-(774) 264-7560 (outside the U.S.), call-in ID: KERYX. The call will also be webcast with slides, which will be accessible through the Investors section of the Company’s website at www.keryx.com. The audio replay will be available at http://www.keryx.com for a period of 15 days after the call.

About Auryxia™ (ferric citrate)

Auryxia™ (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 and is indicated in the U.S. for the control of serum phosphorus levels in patients with chronic kidney disease (CKD) on dialysis. The U.S. approval of Auryxia was based on data from the Company’s Phase 3 registration program. In the Phase 3 clinical trials, Auryxia effectively reduced serum phosphorus levels to within the KDOQI guidelines range of 3.5 to 5.5 mg/dL.

Auryxia binds with dietary phosphate in the GI tract and precipitates as ferric phosphate. The unbound portion of Auryxia has been shown to increase serum iron parameters including ferritin and transferrin saturation (TSAT), whereas these parameters remained relatively constant in patients treated with active control (Renvela® and/or Phoslo®). Iron absorption from Auryxia may lead to excessive elevations in iron stores. Accordingly, physicians should assess and monitor iron parameters before starting and while on Auryxia, and may need to decrease or discontinue IV iron for these patients. The most common adverse events for Auryxia treated patients were gastrointestinal-related, including diarrhea, nausea, vomiting and constipation. For more information about Auryxia, visit www.Auryxia.com.

Auryxia™ (ferric citrate) Important Safety Information

Contraindication: Patients with iron overload syndrome, e.g. hemochromatosis, should not take Auryxia™ (ferric citrate).

Iron Overload: Iron absorption from Auryxia may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Auryxia. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Keep Auryxia away from children as it contains iron. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Auryxia were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Auryxia (14%). Auryxia contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Auryxia.

For Full Prescribing Information for Auryxia, please visit http://keryx.com/wp-content/uploads/Auryxia_PI_Keryx_112014.pdf.

Cautionary Statement

Some of the statements included in this press release, particularly those regarding the commercialization and subsequent clinical development of Auryxia, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether Auryxia will be successfully launched and marketed in the U.S.; whether we can successfully obtain reimbursement coverage for Auryxia; whether Riona® will be successfully marketed in Japan by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd; the risk that the EMA may not concur with our interpretation of our Phase 3 study results, supportive data, conduct of the studies, or any other part of our MAA submission and could ultimately deny approval of the MAA; the risk that we may not be successful in the development of Auryxia for the treatment of iron deficiency anemia in non-dialysis dependent chronic kidney disease patients; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Financial Data

(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended
	March 31,
	2015	2014
REVENUES:
Product revenue, net	$422	$—
License revenue	753	10,000

TOTAL REVENUES	1,175	10,000

OPERATING EXPENSES:
Cost of goods sold	76	—
License expenses	452	—
Research and development	9,591	16,359
Selling, general and administrative	18,880	7,292

TOTAL OPERATING EXPENSES	28,999	23,651

OPERATING LOSS	(27,824)	(13,651)

OTHER INCOME:
Interest and other income, net	107	121

LOSS BEFORE INCOME TAXES	(27,717)	(13,530)

Income taxes	22	—

NET LOSS	$(27,739)	$(13,530)

NET LOSS PER COMMON SHARE
Basic and diluted net loss per common share	$(0.28)	$(0.15)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	100,553,490	88,517,437

Balance Sheet Information:

	March 31, 2015	December 31, 2014*
	(unaudited)
Cash, cash equivalents, interest receivable and investment securities	$168,836	$85,840
Inventory	27,242	7,830
Total assets	205,719	103,628
Deferred revenue	714	414
Accumulated deficit	(578,597)	(550,858)
Stockholders’ equity	168,542	73,484

*	Condensed from audited financial statements.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, with offices in New York and Boston, is focused on bringing innovative therapies to market for patients with renal disease. In December 2014, the Company launched its first FDA-approved product, Auryxia (ferric citrate) for the treatment of elevated serum phosphorus levels in patients with chronic kidney disease on dialysis, in the United States. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. For more information about Keryx, please visit www.keryx.com.

KERYX CONTACT:

Amy Sullivan

Vice President, Corporate Development and Public Affairs

Tel: 617.466.3447

e-mail: amy.sullivan@keryx.com